Exhibit 1.05

For More Information

Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

For Immediate Release

CDC Software Announces Expansion of c360 Product Line

ATLANTA, Mar. 12, 2007— CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a global provider of industry-specific enterprise software applications and consulting services, today announced that it has expanded its c360 product line of add-on applications for Microsoft Dynamics CRM with the addition of four new products.

These new products expand the c360 product line to enhance its position as the premiere set of add-on resource tools for Microsoft Dynamics CRM. The new products include:

•	Import Manager, a CRM specific tool to import data from multiple data sources

•	Report Authoring, a CRM end-user report design tool

•	Email Marketing to allow preparation, execution, tracking and analysis of HTML email marketing campaigns

•	Mobile CRM, a mobile CRM application for field sales and services people to access CRM via wireless handheld devices on the Windows Mobile platform; and

•	Computer Telephony Integration which enables integration between telephone systems and Microsoft CRM and detects incoming phone calls, automatically produces activities for incoming and outgoing calls and displays customized call information.

Since CDC Software’s acquisition of c360 in April, 2006, the number of customers using the products has increased more than 45 percent. This rapidly accelerating market growth and the addition of key new products, during the first year as part of CDC Software, further illustrates the company’s commitment to the sustained growth of its acquisitions. This is in stark contrast to typical consolidators that take the slash-and-burn approach by cutting operating costs and product investments to maximize short-term profits on maintenance revenue.

“c360 is a strong business partner that continues to leverage the Microsoft Dynamics CRM platform to provide high value solutions to our customers and partners,” said Brad Wilson, general manager for Microsoft Dynamics CRM. “Microsoft Dynamics CRM is committed to enabling our Independent Software Vendors to develop innovative new products and vertical solutions for our platform.”

“Since the acquisition by CDC Software last April, we have continued to build and enhance our products and we’ve augmented our business model so that we are now the one-stop-shop for all things Microsoft CRM,” said John Gravely general manager for the c360 product line. “The addition of these new products highlights the strength of our partnership with Microsoft as we grow our base of channel partners and sales both domestically and internationally and penetrate new markets together.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About c360
c360, a product line of add-on applications for Microsoft Dynamics CRM, is an Independent Software Vendor (ISV) specializing in the development of add-on products, vertical solutions and development tools for the Microsoft Dynamics Customer Relationship Management (Microsoft CRM) platform. For more information, visit the c360 Solutions, Inc. web site: www.c360.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expected revenue growth, expansion of distribution channels, partnership relationship, penetration of new markets and strategic initiatives at the company and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the enterprise software industry, and competitive products and technology. . Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

###